Exhibit 10.1

QUIDELORTHO CORPORATION
EMPLOYEE DEFERRED COMPENSATION PLAN

Effective as of November 27, 2023, the Compensation Committee of the Board of Directors of QuidelOrtho Corporation, a Delaware corporation (the “Company”), implemented this QuidelOrtho Corporation Employee Deferred Compensation Plan (this “Plan”), which is hereby amended and restated as of January 29, 2025 (the “Effective Date”). This Plan is intended to be, and shall be administered as, an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of ERISA (as defined below). This Plan is also intended to comply with the requirements of Section 409A (as defined below).

1.Purpose. The purpose of this Plan is to provide certain employees of the Company with the opportunity to elect to defer certain cash compensation paid by the Company into a grant of RSUs.

2.Definitions. For purposes of this Plan:

(a)“Account” shall mean the separate account maintained on the books of the Company for each Participant pursuant to Section 5. RSUs shall only be credited to a Participant’s Account once vested.

(b)“Board” shall mean the Board of Directors of the Company.

(c)“Bonus” shall mean a Participant’s earned annual cash bonus under the Company’s Global Bonus Plan, or any annual cash bonus under a successor program of the Company.

(d)“Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)“Committee” shall mean the Compensation Committee of the Board, or a subcommittee thereof, or such other committee designated by the Board to administer this Plan.

(f)“Eligible Employee” shall mean a U.S. employee of the Company or of a Subsidiary who is a member of a select group of management or highly compensated employees within the meaning of ERISA, and has been notified in writing by the Company of eligibility for Plan participation. Unless the Committee determines otherwise, Eligible Employees shall be limited to those U.S. employees of the Company or of a Subsidiary with the job code title of Director or a more senior title. An individual will cease to be an Eligible Employee on the earliest of (i) the date the individual ceases to be employed by the Company and all Subsidiaries, (ii) the date this Plan is terminated, or (iii) the date the Company’s Chief Executive Officer, in his/her discretion, determines that the individual is no longer an Eligible Employee. In addition to the foregoing, the Committee may, in its discretion, deny eligibility to any employee or group of employees who may previously have been Eligible Employees.

(g)“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(h)“Fair Market Value” means as of any date the closing price of the Shares as reported on the Nasdaq Stock Market for that date or, if no closing price is reported for that date, the closing price on the next preceding date for which a closing price is reported, unless otherwise determined by the Committee.

(i)“Identification Date” shall mean each December 31.

(j)“Participant” shall mean an Eligible Employee who makes a deferral election under Section 4 of this Plan.

(k)“Plan” shall mean the QuidelOrtho Corporation Employee Deferred Compensation Plan, as set forth herein and as may be amended from time to time.

(l)“RSUs” shall mean restricted stock units granted to the Participant under the Stock Plan.

(m)“Section 409A” shall mean Section 409A of the Code.

(n)“Separation from Service” shall mean a “separation from service” from the Company, within the meaning of Section 409A and the regulations promulgated thereunder.

(o)“Shares” shall mean shares of the Company’s common stock, par value $0.001 per share, and all rights appurtenant thereto.

(p)“Specified Employee” shall mean a Participant who, on an Identification Date, is a “Specified Employee” as such term is defined in Section 409A. As of the Effective Date, a Specified Employee is:
(i)An officer of the Company having annual compensation greater than the compensation limit in Section 416(i)(1)(A)(i) of the Code, provided that no more than 50 officers of the Company shall be determined to be Specified Employees as of any Identification Date;

(ii)A 5% owner of the Company regardless of compensation; or

(iii)A 1% owner of the Company having annual compensation from the Company of more than $150,000.
If a Participant is identified as a Specified Employee on an Identification Date, then such Participant shall be considered a Specified Employee for purposes of this Plan during the period beginning on the first April 1 following the Identification Date and ending on the next March 31.

(q)“Stock Plan” shall mean the QuidelOrtho Corporation Amended and Restated 2018 Equity Incentive Plan, as amended from time to time, or any successor equity plan adopted by the Company.

(r)“Subsidiary” shall mean any entity (other than the Company) in an unbroken chain of entities beginning with the Company, provided each entity (other than the last entity) in the unbroken chain owns, at the time of the determination, stock possessing 50% or more of the total combined voting power of all classes of equity in one of the other entities in such chain.

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3.Administration. This Plan shall be administered by the Committee. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof and establish, amend and revoke interpretations, rules and conditions as it deems necessary or desirable for the administration of this Plan. All such interpretations, rules and conditions shall be final, binding and conclusive upon the Participants and all other persons having or claiming any right or interest in this Plan, the Converted RSUs or the Premium RSUs (each as defined below). No member of the Board or Committee, and no officer of the Company to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith.

4.Bonus Deferrals.

(a)Eligibility. Each Eligible Employee shall be eligible to participate in this Plan and to make the elections provided under Sections 4(b) and 4(c). Any amounts deferred in accordance with this Section 4 shall be credited to the Participant’s Account in the form of RSUs as set forth in Sections 5(a) and 5(b).

(b)Bonus Deferral Election. Prior to the commencement of each fiscal year, an Eligible Employee may elect to defer 50% or 100% of the Bonus he or she will earn during that fiscal year (net of any applicable withholding taxes or other authorized deductions to the extent required so that such applicable withholding taxes or other authorized deductions shall be satisfied from the Bonus) by completing and submitting a written election form, in the form approved by the Committee, to the Human Resources Department. With respect to a Bonus that qualifies as performance-based compensation under Section 409A of the Code, such election must be made no less than 6 months before the end of the applicable Bonus performance period. After the date specified in the election form, Participants’ elections will be irrevocable. If an Eligible Employee does not make a timely election for an upcoming fiscal year, no Bonus deferral will be made on behalf of that Eligible Employee for that upcoming fiscal year.

(c)Deferral Period Election. If an Eligible Employee elects to defer his or her Bonus in accordance with Section 4(b), to be a valid election, the Eligible Employee must also elect one of the following deferral periods (the “Deferral Period”) in the written election form:

(i)One (1) year from the applicable Grant Date (as defined below);

(ii)Two (2) years from the applicable Grant Date; or

(iii)Four (4) years from the applicable Grant Date.

(d)Grant and Vesting of Converted RSUs. With respect to the deferred portion of a Participant’s Bonus, in lieu of cash, on the Grant Date, the Participant will receive a grant of RSUs under the Stock Plan that will vest in full on the Grant Date (the “Converted RSUs”). The number of Converted RSUs to be granted in respect of a Bonus shall be equal to the result of dividing the amount deferred by the Fair Market Value of one Share on the applicable Grant Date (rounded down to the nearest whole number).

(e)Grant and Vesting of Premium RSUs. In addition, on the Grant Date, a Participant will also receive a grant of additional RSUs under the Stock Plan that will vest in full on the first anniversary of the applicable Grant Date, or such other date as specified in the applicable election form and grant

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notice evidencing the grant of such RSUs, subject to the Participant’s continued service through such date (the “Premium RSUs”). Notwithstanding the foregoing vesting requirement, the vesting of Premium RSUs shall accelerate in full upon a Change in Control (as defined in the Stock Plan), subject to the Participant’s continued service through to the date of such Change in Control. The number of Premium RSUs to be granted shall be determined based on the Deferral Period elected by the Participant as follows: (i) if one (1) year from the Grant Date, a premium of 10% on the amount deferred of the Bonus; (ii) if two (2) years from the Grant Date, a premium of 20% on the amount deferred of the Bonus; or (iii) if four (4) years from the Grant Date, a premium of 30% on the amount deferred of the Bonus. The number of Premium RSUs to be granted shall be equal to the result of dividing such premium amount by the Fair Market Value of one Share on the applicable Grant Date (rounded down to the nearest whole number).

5.Account.

(a)Crediting Converted RSUs to Participants’ Accounts. Converted RSUs will vest in full and will be credited to the Participant’s Account as of the date any Bonus under the applicable Global Bonus Plan is paid (or would otherwise be paid if 100% deferral is elected) to the Participant. Such date shall be considered the “Grant Date” for purposes of any Converted RSUs and Premium RSUs.

(b)Crediting Premium RSUs to Participants’ Accounts. Premium RSUs will be credited to the Participant’s Account as of the date the Premium RSUs are vested pursuant to Section 4(e) (i.e., upon the first anniversary of the applicable Grant Date, or such other date as specified in the applicable election form and grant notice evidencing the grant of such RSUs). Any Premium RSUs that do not become vested shall be forfeited.

(c)Cash Dividends. Whenever any cash dividends are declared on the Shares, the Company will credit the Account of each Participant on the date such dividend is paid with a number of additional RSUs equal to the result of dividing (i) the product of (x) the total number of RSUs credited to the Participant’s Account on the record date for such dividend and (y) the per Share amount of such dividend by (ii) the Fair Market Value of one Share on the date such dividend is paid by the Company to the holders of Shares.

(d)Capitalization Adjustments. In the event of (i) any change in the Shares through a merger, consolidation, reorganization, recapitalization or otherwise, (ii) a stock dividend, or (iii) a stock split, combination or other changes to the Shares, all as described in Section 3.4 of the Stock Plan, the RSUs granted to each Participant shall be increased or decreased proportionately in accordance with Section 3.4 of the Stock Plan.

6.Issuance of Shares. Converted RSUs and Premium RSUs shall be granted under the Stock Plan and shall be considered “Restricted Stock Units” granted pursuant to Section 6.10 of the Stock Plan. Issuance of the Shares underlying the RSUs credited to the Participant’s Account shall be made to the Participant (or, in the event of the Participant’s death, to the Participant’s beneficiary, as provided in Section 8) upon the earlier to occur of (i) the end of the Deferral Period elected by the Participant, (ii) a Change in Control or (iii) a Participant’s Separation from Service. For avoidance of doubt, Converted RSUs and Premium RSUs will only be credited to a Participant’s Account upon vesting.

(a)Distribution upon Death. If a Participant incurs a Separation from Service due to death or his or her death occurs after Separation from Service but before issuance to him or her of the Shares

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underlying the RSUs credited to his or her Account, then all or the remaining RSUs credited to his or her Account shall be released and the Shares underlying these RSUs shall be issued to such Participant’s beneficiaries within 30 days following the date of death.

(b)Delayed Distribution to Specified Employees. Notwithstanding any other provision of this Section 6 to the contrary, an issuance of Shares scheduled to be made to a Participant upon his or her Separation from Service who is identified as a Specified Employee as of the date such Participant Separates from Service shall be delayed for a minimum of six months following the Participant’s Separation from Service. Any issuance of Shares that otherwise would have been made pursuant to this Section 6 during the six-month period following the Participant’s Separation from Service shall be made as soon as administratively practicable, but not later than 90 days after the six-month anniversary of the Participant’s Separation from Service. The identification of a Participant as a Specified Employee shall be made by the Committee in its sole discretion in accordance with the terms of this Plan and Sections 416(i) and 409A of the Code and the regulations promulgated thereunder.

7.Corporate Transaction. In the event of a Change in Control that constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the Company’s assets under Section 409A, the Shares underlying the RSUs credited to the Account of each Participant shall be converted into shares of the successor entity in accordance with the terms of the Stock Plan or, if elected by the Board, shall be paid to the Participant in a lump sum in cash.

8.Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as his beneficiary or beneficiaries to whom issuance of Shares under this Plan shall be made in the event of his or her death. Any beneficiary designation may be made or changed by a Participant by a written instrument, in such form prescribed by the Company, which is filed with the Company prior to the Participant’s death. If a Participant fails to designate a beneficiary, or if all designated beneficiaries predecease the Participant, the Shares underlying the RSUs credited to the Participant’s Account shall be issued to the Participant’s estate.

9.Withholding. The Company will deduct from Plan distributions, or from other compensation payable to a Participant or beneficiary, amounts required by law to be withheld for taxes with respect to benefits under this Plan. The Company reserves the right to reduce any deferral or contribution that would otherwise be made under this Plan on behalf of a Participant by a reasonable amount, and to use all or a portion of this reduction to satisfy the Participant’s tax liabilities under this Section 9.

10.Amendment and Termination. The Committee may amend or terminate this Plan at any time in whole or in part; provided, however, that no amendment or termination shall reduce the RSUs credited to a Participant’s Account (except in the case of any adjustments in accordance with Section 3.4 of the Stock Plan) or adversely affect the rights of a Participant to such RSUs, without the consent of the Participant (or the Participant’s beneficiary in the event of the Participant’s death). Notwithstanding the foregoing, this Plan may be amended at any time, without the consent of any Participant (or beneficiary) if necessary or desirable to comply with the requirements, or avoid the application, of Section 409A.

11.General Provisions.

(a)Unfunded Plan. The Company’s obligation to grant RSUs and issue Shares under this Plan shall be contractual only and all such grants and issuances hereunder shall be made by the Company from its general assets at the time and in the manner provided for in this Plan. No funds, securities or

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other property of any nature shall be segregated or earmarked for any current or former Participant, beneficiary or other person, and his or her sole right is as a general creditor of the Company with an unsecured claim against its general assets.

(b)Non-Alienation of Benefits. Neither a Participant nor any other person shall have any rights to sell, assign, transfer, pledge, anticipate, or otherwise encumber the RSUs granted under this Plan to the Participant or any other person. Any attempted sale, assignment, transfer or pledge shall be null and void and without any legal effect. No part of the RSUs granted under this Plan shall be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

(c)Section 409A. Notwithstanding any provision of this Plan to the contrary, this Plan will be construed, administered or deemed amended as necessary to comply with the requirements of Section 409A to avoid taxation under Section 409A to the extent Section 409A applies to this Plan. Each benefit hereunder shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409-2(b)(2). The Committee, in its sole discretion shall determine the requirements of Section 409A that are applicable to this Plan and shall interpret the terms of this Plan in a manner consistent therewith. Under no circumstances, however, shall the Company or any affiliate or any of its or their employees, officers, directors, service providers or agents have any liability to any person for any taxes, penalties or interest due on the Shares issued or issuable under this Plan, including any taxes, penalties or interest imposed under Section 409A.

(d)No Stockholder Rights. Neither the Participant nor any other person shall have any rights as a stockholder of the Company with respect to the RSUs credited to the Participant’s Account until the Shares underlying the RSUs are issued to the Participant (or the beneficiary of the Participant).

(e)Clawback. This Plan, and any grant of RSUs or issuance of Shares to any Participant made hereunder, is subject to the provisions of the Company’s Amended and Restated Clawback Policy, any other clawback policy of the Company and any applicable legislation (e.g., Dodd-Frank), in each case as may be amended from time to time.

(f)Severability. If any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Plan, and this Plan shall be enforced as if the invalid provisions had never been set forth herein.

(g)Successors in Interest. The obligation of the Company under this Plan shall be binding upon any successor(s) of the Company, whether by merger, consolidation, sale of assets or otherwise, and for this purpose reference herein to the Company shall be deemed to include any such successor(s).

(h)Governing Law; Interpretation. To the extent not governed by Federal law, this Plan shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to principles of conflict of laws.

(i)Claims and Review Procedure.

(i)Informal Resolution of Questions. Any Participant or beneficiary who has questions or concerns about his or her benefits under this Plan is encouraged to communicate

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with the Company’s Senior Director, Total Rewards and Operations. If this discussion does not give the Participant or beneficiary satisfactory results, a formal claim for benefits may be made within one year of the event giving rise to the claim in accordance with the procedures of this Section 11(i).

(ii)Formal Benefits Claim – Review by the Chief Administrative Officer. A Participant or beneficiary may make a written request for review of any matter concerning his or her benefits under this Plan. The claim must be addressed to the QuidelOrtho Corporation Employee Deferred Compensation Plan, Attn: Chief Administrative Officer, 9975 Summers Ridge Road, San Diego, CA 92121. The Chief Administrative Officer shall decide the action to be taken with respect to any such request and may require additional information if necessary to process the request. The Chief Administrative Officer shall review the request and shall issue his or her decision, in writing, no later than 90 days after the date the request is received, unless the circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the person making the request within the initial 90-day period, and the notice shall state the circumstances requiring the extension and the date by which the Chief Administrative Officer expects to reach a decision on the request. In no event shall the extension exceed a period of 90 days from the end of the initial period.

(iii)Notice of Denied Request. If the Chief Administrative Officer denies a request in whole or in part, he or she shall provide the person making the request with written notice of the denial within the period specified in paragraph (ii) above. The notice shall set forth the specific reason for the denial, reference to the specific Plan provisions upon which the denial is based, a description of any additional material or information necessary to perfect the request, an explanation of why such information is required, and an explanation of this Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(iv)Appeal to Committee.

(1)A person whose request has been denied in whole or in part (or such person’s authorized representative) may file an appeal of the decision in writing to the Committee within 60 days of receipt of the notification of denial. The appeal must be addressed to the QuidelOrtho Corporation Employee Deferred Compensation Plan, Attn: Compensation Committee, 9975 Summers Ridge Road, San Diego, CA 92121. The Committee, for good cause shown, may extend the period during which the appeal may be filed for another 60 days. The appellant and/or his or her authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits. Upon request and free of charge, the applicant should be provided reasonable access to and copies of, all documents, records or other information relevant to the appellant’s claim.

(2)The Committee’s review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim,

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without regard to whether such information was submitted or considered in the initial benefit determination. The Committee shall not be restricted in its review to those provisions of this Plan cited in the original denial of the claim.

(3)The Committee shall issue a written decision within a reasonable period of time but not later than 60 days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall be issued as soon as possible, but not later than 120 days after receipt of an appeal. If such an extension is required, written notice shall be furnished to the appellant within the initial 60-day period. This notice shall state the circumstances requiring the extension and the date by which the Committee expects to reach a decision on the appeal.

(4)If the decision on the appeal denies the claim in whole or in part, written notice shall be furnished to the appellant. Such notice shall state the reason(s) for the denial, including references to specific Plan provisions upon which the denial was based. The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The notice shall describe any voluntary appeal procedures offered by this Plan and the appellant’s right to obtain the information about such procedures. The notice shall also include a statement of the appellant’s right to bring an action under Section 502(a) of ERISA.

(5)The decision of the Committee on the appeal shall be final, conclusive and binding upon all persons and shall be given the maximum possible deference allowed by law.

(v)Exhaustion of Remedies. No legal or equitable action for benefits under this Plan shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with paragraph (ii) above, has been notified that the claim is denied in accordance with paragraph (iii) above, has filed a written request for a review of the claim in accordance with paragraph (iv) above, and has been notified in writing that the Committee has affirmed the denial of the claim in accordance with paragraph (iv) above; provided, however, that an action for benefits may be brought after the Chief Administrative Officer or the Committee has failed to act on the claim within the time prescribed in paragraph (ii) and paragraph (iv), respectively. A claimant or his or her authorized representative must initiate any such legal action for benefits within the later of twelve months after: (x) the date that the Chief Administrative Officer or the Committee has failed to take any action on the claim within the time prescribed by paragraph (ii) or (iv) above; or (y) the date of the final denial of a claim under this Plan pursuant to paragraph (iv) above. Any legal action brought after such twelve-month time period will be time barred and cannot be brought in any forum. Any legal action in connection with this Plan may only be brought in the United States District Court for the Southern District of California. In any such legal action, claimant may not present any evidence not timely presented to the Chief Administrative Officer or the Committee as part of this Plan’s administrative review process set forth in this Section 11(i).

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